Exhibit (h)(2)

THIS AGREEMENT IS TO BE ONLY USED FOR THE PROVISION OF ADMINISTRATION SERVICES TO A UNITED STATES EXCHANGE-TRADED FUND

ETF Fund Servicing Agreement – December 2010 version

TABLE OF CONTENTS

SECTION
1.	INTENTION OF THE PARTIES; DEFINITIONS	2
1.1	Intention of the Parties.	2
1.2	Definitions; Interpretation.	2
2.	WHAT J.P. MORGAN IS REQUIRED TO DO	4
2.1	The Services.	4
2.2	No Duty to Monitor Compliance.	5
2.3	No Responsibility for Tax Returns.	5
2.4	Storage of Records.	5
2.5	Compliance with Laws and Regulations.	6
2.6	Change Control.	6
3.	INSTRUCTIONS	6
3.1	Acting on Instructions; Unclear Instructions.	6
3.2	Verification and Security Procedures.	7
3.3	Instructions Contrary To Applicable Law/Market Practice.	7
3.4	Cut-Off Times.	7
3.5	Electronic Access.	7
4.	FEES AND EXPENSES OWING TO J.P. MORGAN	7
4.1	Fees and Expenses.	8
5.	ADDITIONAL PROVISIONS	8
5.1	Representations of the Customer and J.P. Morgan.	8
5.2	The Customer to Provide Certain Information to J.P. Morgan.	9
5.3	Information Used to Provide the Service.	9
6.	WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS	9
6.1	Standard of Care; Liability.	9
6.2	Force Majeure.	10
6.3	J.P. Morgan May Consult with Counsel.	10
6.4	Limitations of J.P. Morgan’s Liability.	10
7.	TERM AND TERMINATION	11
7.1	Term and Termination.	11
7.2	Other Grounds for Termination.	11
7.3	Consequences of Termination.	12
7.4	Transition following Termination.	12
8.	MISCELLANEOUS	12
8.1	Notices.	12
8.2	Successors and Assigns.	13
8.3	Entire Agreement.	13
8.4	Insurance.	13
8.5	Governing Law and Jurisdiction.	13
8.6	Severability; Waiver; and Survival.	13
8.7	Confidentiality.	14
8.8	Use of Names.	14
8.9	Delegation.	15
8.10	Third Party Rights.	15
8.11	Counterparts.	15
APPENDIX A NET ASSET VALUE ERROR CORRECTION POLICY AND PROCEDURES		22
SCHEDULE 2 FUND ADMINISTRATION SERVICES		23
SCHEDULE 3 REMUNERATION		29
ANNEX A Electronic Access		30

ETF Fund Servicing Agreement –

December 2010 version

FORM OF ADMINISTRATION AGREEMENT

This Agreement, dated [            ], [201  ], is between FLEXSHARES TRUST, a Maryland statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with a place of business at 50 South LaSalle Street, Illinois, Chicago 60603 (the “Trust”), severally and for and on behalf of its series listed on Appendix A hereto (each a “Fund” and together the “Funds”) as the same may be amended from time to time and JPMORGAN CHASE BANK, N. A. with a place of business at One Beacon Street, Boston, Massachusetts 02108. (“J.P. Morgan”).

1.	Intention of the Parties; Definitions

1.1	Intention of the Parties.

(a)	J.P. Morgan is a national association formed under the laws of the United States.

(b)	The Trust is an open-end management investment company whose Funds are registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the each Fund’s Registration Statement, as amended from time to time.

(c)	The Customer has requested J.P. Morgan to provide Accounting and NAV Calculation Services and Fund Administration Services to the Funds, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

(d)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement. Other services are subject to separate terms and conditions, which J.P. Morgan will make available to the Customer upon request.

1.2	Definitions; Interpretation.

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 1.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or Customer, as the case may be,

“Applicable Law” means any applicable statute, including the Investment Company Act of 1940, as amended. (the “1940 Act”), the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”) as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Articles” means the Declaration of Trust of the Trust, as amended from time to time.

ETF Fund Servicing Agreement –

December 2010 version

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer) to act on behalf of Customer or the Funds under this Agreement. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of the Trust.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

“Change Request” has the meaning given in Section 2.6.

“Confidential Information” means and includes all non-public information concerning the Customer and/or the Funds which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Customer” means the Trust on behalf of each Fund.

“Distributor” means any entity acting as principal underwriter of the Funds.

“Fees” means the payments described in Article 4, to be made by the Customer to J.P. Morgan for the Services.

“Fund Administration Services” means the services described in Schedule 2.

“Fund(s)” means each series of the Trust listed on Exhibit A hereto, as may be amended from time to time.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, as described in the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan and its affiliates and nominees, and their respective directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

ETF Fund Servicing Agreement –

December 2010 version

“SAI” means the Statement of Additional Information of the Funds as supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Security Procedure” means any security procedure to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Customer. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive fees under this Agreement.

“Services” means the Accounting and NAV Calculation Services, and Fund Administration Services.

“Shares” means the shares issued by the Customer.

“Shareholder” means a holder of Shares.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural persons; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to;” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What J.P. Morgan is Required to Do

2.1	The Services.

(a)	The Customer hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to each of the Funds, subject to the

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December 2010 version

supervision of the Board, and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to the Funds (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	The Customer shall not permit the Registration Statement to be amended in any way inconsistent with the terms and conditions of the Agreement, unless otherwise required by Applicable Law.

(c)	J.P. Morgan shall act as agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(d)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

2.2	No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates, agents or sub-contractors) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement, (including Schedule 2 of the Agreement, pursuant to which J.P. Morgan agrees to assist the Funds with certain monitoring requirements) and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates, agents or sub-contractors) with any such restrictions or guidelines.

2.3	No Responsibility for Tax Returns.

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Customer and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement (including in Schedule 2 of this Agreement, pursuant to which J.P. Morgan agrees to provide certain tax services.

2.4	Storage of Records.

J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties. The applicable Funds shall be responsible for the payment of any research and copying costs associated with any such request, in accordance with J.P. Morgan’s customary practices.

ETF Fund Servicing Agreement –

December 2010 version

2.5	Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services. The Customer undertakes to comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds.

2.6	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)	Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the Change, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)	If a change to Applicable Law requires a Change, the parties shall follow the Change Control processes set forth in this Section 2.6. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that have been developed or customized specifically for the Customer; and

(ii)	J.P. Morgan shall be entitled to charge the Customer for any Changes required as a result of the change in Applicable Law affecting the Customer and/or any of its Funds in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

3.	Instructions

3.1	Acting on Instructions; Unclear Instructions.

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of a J.P. Morgan Indemnitee with respect to the manner in which such Instructions are followed.

(b)

J.P. Morgan shall promptly notify an Authorized Person or Shareholder, as applicable, if an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss

ETF Fund Servicing Agreement –

December 2010 version

arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification reasonably satisfactory to it.

3.2	Verification and Security Procedures.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	J.P. Morgan may record any of its telephone communications, so long as such taping or form of recording is in compliance with Applicable Laws.

3.3	Instructions Contrary To Applicable Law/Market Practice.

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice but J.P. Morgan will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Customer where reasonably practicable

3.4	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of certain Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction (other than Instructions relating to a Share transaction, which shall be processed by J.P. Morgan as described in the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access.

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

4.	Fees and Expenses Owing to J.P. Morgan

4.1	Fees and Expenses.

(a)	The Customer will pay J.P. Morgan for the Services under this Agreement the fees as set forth in Schedule 3 hereto, or as otherwise agreed upon in writing between the Customer and J.P. Morgan from time to time.

(b)

In addition to the fees provided for above, the Customer shall be responsible for the payment of all the reasonable fees and disbursements of J.P. Morgan in connection with the establishment, and ongoing business of the Customer and/or any Fund, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the

ETF Fund Servicing Agreement –

December 2010 version

Customer and/or any Fund which are incurred by J.P. Morgan, and any other customary or extraordinary expenses. The Customer shall reimburse J.P. Morgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as J.P. Morgan may incur in the execution of its duties under this Agreement and including the reasonable costs and expenses, by the Customer’s request or with the Customer’s agreement, incurred by J.P. Morgan and its agents in determining the value of assets in connection with its duty as the calculator of the Net Asset Value of the Funds or any Shares and in connection with the performance of its duties pursuant to this Agreement.

(c)	Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts. In the event that the Customer disputes a fee or fees for a particular billing period and it is determined by the parties that an adjustment of the fees in favor of the Customer is in order, interest shall not be charged on the amount of the fee that is the subject of such adjustment, provided that the adjusted amount due is paid promptly.

5.	Additional Provisions

5.1	Representations of the Customer and J.P. Morgan.

(a)	The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) no legal or administrative proceedings have been instituted or threatened against J.P. Morgan which would impair J.P. Morgan’s ability to perform its duties and obligations under this Agreement; (iv) J.P. Morgan’s execution and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan; (v) J.P. Morgan will comply with the Trust’s portfolio holdings policy; and (vi) J. P. Morgan is not affiliated with any listing exchange or underlying index provider.

5.2	The Customer to Provide Certain Information to J.P. Morgan.

Upon request, the Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Articles and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions (for informational purposes only) from a lawyer or accountant that relate to the Services described in this Agreement.

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5.3	Information Used to Provide the Service.

The Customer agrees with J.P. Morgan that any information the Customer provides to J.P. Morgan pursuant to this Agreement shall be, to the Customer’s knowledge, complete and accurate in all material respects to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

6.	Where J.P. Morgan is Liable to the Customer or the Funds

6.1	Standard of Care; Liability.

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be responsible for any loss or damage suffered by the Customer or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan or any J.P. Morgan Indemnitee.

(b)	J.P. Morgan will be liable for the Customer’s and/or any Fund’s direct damages to the extent they result from J.P. Morgan’s or any J.P. Morgan Indemnitee’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought arising from J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees by any third party in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

6.2	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that are required by Applicable Law and that it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer or any of the Funds may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, , malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or

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interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan; provided that J.P. Morgan has notified the Customer promptly when it becomes aware of a specific occurrence or event and has used its best efforts to resolve the effects of the specific occurrence or event.

6.3	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Customer or the Funds), and shall not be liable to Customer under this Agreement for any action taken or omitted pursuant to such advice provided that J.P. Morgan has acted with reasonable care.

6.4	Limitations of J.P. Morgan’s Liability.

(a)	J.P. Morgan may rely on information provided to it by or on behalf of the Funds, or which was prepared or maintained by the Customer or any third party on behalf of the Funds, in the course of discharging its duties under this Agreement. J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of such information including, without limitation, information supplied to J.P. Morgan by the Customer or by the Investment Adviser or any third party which is not an Affiliate or subcontractor of J.P. Morgan, including but not limited to, information in relation to trades in respect of the Funds or expenses of the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Funds.

(b)	J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to the Funds provided however that J.P. Morgan:

(i)	shall use reasonable efforts to mitigate any Losses arising as a result of any such error of which it is aware; and

(ii)	shall notify the Customer as soon as practicable after becoming aware of the error.

J.P. Morgan shall be entitled to reasonable compensation, at its customary hourly rates, for the remediation efforts needed to correct any such error in data.

(c)	J.P. Morgan shall not be liable for any losses resulting from a failure by any person (other than an Affiliate or subcontractor of J.P. Morgan or any J.P. Morgan Indemnitee) to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services provided however that the losses do not result from an act of negligence, fraud or willful misconduct on the part of the Affiliate, subcontractor or J.P. Morgan Indemnitee. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Customer.

(d)	J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Funds, as a result of the failure of the Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

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(e)	J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the NAV correction policy and procedures attached to this Agreement as Appendix A to Schedule 1 of this Agreement.

(f)	The Customer agrees that the accounting reports provided by J.P. Morgan, as well as any share class or other similar reports, are to enable the Customer to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment, treasury or hedging purposes.

7.	Term and Termination

7.1	Term and Termination.

This Agreement shall be in effect for an initial term of three years from the Services Commencement Date (the “Initial Term”). The Agreement will automatically renew for additional one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Customer or J.P. Morgan at least sixty (60) days prior to the end of the applicable term.

7.2	Other Grounds for Termination.

(a)	In the event of the termination of the Global Custody Agreement or the Agency Services Agreement between J.P. Morgan and the Customer, the Customer or J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the respective Funds to a successor custodian. In the event that any such termination occurs prior to the end of the Initial Term, the Customer shall pay J.P. Morgan an early termination fee in an amount equal to six (6) times the average monthly Fee paid by Customer during the preceding six (6) months (an “Early Termination Fee”),unless the Customer’s termination of the Global Custody Agreement or Agency Services Agreement was for material breach. No Termination Fee will be charged in the event that the Customer or any Fund(s) are liquidated during the Initial Term.

(b)	Either party at any time may terminate this Agreement without penalty immediately upon written notice to the other party following the occurrence of any of the following:

(i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii) a relevant federal or state authority withdrawing its authorization of either party; or

(iii) the other party committing any material breach of this Agreement, the Global Custody Agreement and/or Agency Services Agreement and failing to remedy such breach within 30 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

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7.3	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in Section 7.2(b), J.P. Morgan will provide the Services until a replacement administrator is in place subject to the terms and conditions of this Agreement (including Article 4). J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance. The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8.	Miscellaneous

8.1	Notices.

Notices required under this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

8.2	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party; except J.P. Morgan may assign this Agreement without Customer’s consent to any Affiliate or subsidiary of J.P. Morgan. Notwithstanding the foregoing, J.P. Morgan may not assign this Agreement under any circumstances without the prior approval of the Customer’s Board of Trustees.

8.3	Entire Agreement.

This Agreement, including the Schedules, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

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8.4	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer or the Funds. J.P. Morgan will, however, provide summary information of its own general insurance coverage, to the Customer upon written request.

8.5	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.

8.6	Severability; Waiver; and Survival.

(a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c) The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7	Confidentiality.

(a) Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the prior consent of the Customer.

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(b) Subject to prior notice to the Customer, the Customer authorizes J.P. Morgan to disclose Confidential Information to the extent that J.P. Morgan believes such disclosure is reasonably necessary to provide relevant services to the Funds to:

(i)	any service providers and/or vendors to the Funds;

(ii)	its professional advisers, auditors or public accountants;

(iii)	its Affiliates; and

(iv)	any revenue authority or any governmental entity.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

(d)	Immediately upon: (i) termination of this Agreement; and/or (ii) a written request by Customer at any time (which will be effective if actually received by J.P. Morgan), J.P. Morgan will return to Customer (as requested by Customer) any Confidential Information still in J.P. Morgan’s possession and capable of being returned or destroy any Confidential Information (as requested by Customer); provided that J.P. Morgan shall be permitted to retain media and materials containing Confidential Information of Customer hereto for customary archival and audit purposes (including with respect to regulatory compliance) subject to the terms of this Agreement. Customer may request and J.P. Morgan shall provide upon request an attestation certifying the return or destruction of Confidential Information in a form the parties mutually agree to.

8.8	Use of Names.

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Funds and that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

J.P. Morgan shall not refer to or use the names “FlexShares” or “Northern Trust,” in any offering material, shareholder report, advertisement or other material relating to J.P. Morgan, other than for the purpose of merely identifying and describing Services provided to Customer hereunder, in a manner not approved by the Customer in writing prior to such use; provided, however, that the Customer shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

8.9	Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein. However, J.P. Morgan will remain liable and responsible to the Funds for any such delegation to the same extent J.P. Morgan would be liable under this Agreement had no such delegation occurred. J.P. Morgan will not delegate any of its Services herein without the prior written consent of the Customer, which consent shall not be unreasonably withheld or delayed .

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8.10	Third Party Rights.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

8.11	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.12	SEVERAL OBLIGATIONS OF THE FUNDS.

This Agreement is executed on behalf of the Board as Trustees and not individually, and the obligations of this Agreement are not binding upon any of the Customer’s Trustees, officers or shareholders personally but are binding only upon the assets and property of the Customer. With respect to the obligations of each Fund arising hereunder, J.P. Morgan shall look for payment or satisfaction of any such obligation solely to the assets of the Fund which such obligation relates as though J.P. Morgan had separately contracted by separate written instrument with respect to each Fund, and in no event shall J.P. Morgan have recourse, by set off or otherwise, to or against any assets of any other Fund.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

FLEXSHARES TRUST	JPMORGAN CHASE BANK, N. A.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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SCHEDULE 1

Accounting and NAV Calculation Services

A.	Definitions

1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by J.P. Morgan with respect of the Funds, including in accordance with Applicable Law.

“Administrator” the entity appointed as the administrator of the Customer and/or Funds under this Agreement.

“Basket” means the in-kind deposit of a designated portfolio of equity or debt securities required to be delivered for a Creation Unit.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Cash Component” means the balancing cash due with each creation or redemption of a Creation Unit, i.e., the difference between the aggregate value of the securities in a Basket and the total value of the Creation Unit.

“Creation Unit” means a bundle of shares created or redeemed on a continuous basis in a large, specified number at net asset value.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV” means, in relation to any of the Funds, the net asset value per Share for that Fund.

“NAV Error” has the meaning given in Appendix A.

“Order Taker” means the entity appointed as order taker of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Portfolio Composition File” (or “PCF”) means the securities, share quantities, and or cash that would be required to effect a Creation or Redemption on the next trading day by an Authorized Participant. The PCF file shall include Deposit Securities and Redemption Securities (each as defined in the Agency Agreement) for each Fund, as applicable, as well as the Balancing Amount (as defined in the Agency Agreement) and/or cash component.

“Transfer Agent” means J.P. Morgan acting in the capacity as transfer agent for the Customer.

“Valuation File” (or “VF”) means the portfolio of securities, share quantities

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and cash inclusive of non-deliverable assets such as futures, swaps and short equity holdings that are held, in a creation unit size, by the Fund. The file may contain the names, identifiers and number of shares of each security, the types of instruments, and such other information as agreed with the Customer.

“Valuation Procedures” means the procedures to be followed by J.P. Morgan with respect to valuation of the Funds’ securities, as agreed by the parties.

2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	Fund Accounting

1.	Maintenance of Accounting Records.

(a)	J.P. Morgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

(i)	journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts)

(b) J.P. Morgan shall update the Accounting Records to reflect completed Share transactions as notified to it by the Order Taker on a total aggregate basis.

(c) J.P. Morgan shall provide maintenance on behalf of the Funds of all books (in accordance with GAAP and Tax Basis) and records which the Funds are, or may be, required to keep and maintain pursuant to any applicable statutes, rules, regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act.

2.	Distributions.

(a)	Daily Distributing Funds: J.P. Morgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

(b)	Non-Daily Dividend Funds: J.P. Morgan will record Fund distributions as notified to it by the Funds’ Administrator.

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3.	Assistance to Auditors.

J.P. Morgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation which is maintained by J.P. Morgan on behalf of the Funds as reasonably required by such auditors to carry out their functions. The Customer and/or the Investment Adviser shall coordinate all requests for assistance by auditors.

C.	Fund Valuations

1.	NAV Calculation and Reporting.

(a)	J.P. Morgan shall perform NAV calculations in accordance with:

(i)	the Prospectus;

(ii)	the 1940 Act;

(iii)	Valuation Procedures and the Trust’s Policy Regarding the Correction of Net Asset Value Pricing Errors adopted by the Trust’s Board of Trustees; and

(iv)	Instructions which are consistent with J.P. Morgan’s operating model,

provided that, in the cases of (iii) and (iv), they are consistent with (i) and (ii).

(b) J.P. Morgan shall perform the following NAV calculation functions Daily, unless otherwise agreed with the Customer:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities applying dual sell selection methodology such that highest “book” cost applied to market trades and lowest “book” cost applied to in-kind redemption trades;

(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Order Taker;

(iii)	accounting for and recording interest income, amortization/accretion income and dividend income and distributions made be each Fund;

(iv)	accruing Fund (or class) expenses according to instructions received from the Funds’ Administrator;

(v)	recording all corporate actions affecting securities held by each Fund;

(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) Share transactions; and (3) income and expense accounts; and

(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Funds’ Investment Adviser or its designee, as approved by the Board.

(viii)	sending the daily PCF to the Customer as directed.

(ix)	calculating the estimated and actual Cash Component of the PCF and transmitting it as directed by the Customer.

(x)	differentiating between and track gains/losses from redemption in kind trades and gains/losses from market trading;

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(xi)	creating for each Fund, the PCF file on any given business day and transmitting the PCF file to NSCC daily;

(xii)	If required, on a daily basis providing on T+1 portfolio holdings publicly available for each Fund for population by the Trust on a website designated by the Trust, including names and numbers of shares held of each specific security together with the specific types of financial instruments and characteristics of same, money market instruments and amount of cash held in the portfolio of each Fund.

(xii)	Any additional reporting agreed to between J.P. Morgan and the Trust necessary to support the Trust’s website.

(c) J.P. Morgan shall review daily the net asset value calculation for each Fund , check and confirm the net asset values for reasonableness and deviations, and report confirmed NAV calculations to

(i)	the Investment Adviser;

(ii)	the Order Taker; and

(iii)	such third parties as agreed with the Customer.

2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of J.P. Morgan as furthermore described in Appendix A to this Schedule:

(a)	J.P. Morgan shall report all NAV Errors to the Customer and designated Officers of the Trust promptly upon discovery.

(b)	The Customer shall ensure that all errors in NAV calculations identified by it, or by the Investment Adviser, are reported to J.P. Morgan as soon as reasonably practicable following discovery.

(c)	J.P. Morgan shall correct NAV Errors as and when required by Appendix A to this Schedule.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1	J.P. Morgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant Custodian, and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Daily cash and weekly position reconciliations will be performed unless otherwise agreed with the Customer.

2	In cases where an Affiliate of J.P. Morgan is not the appointed Custodian for a Fund, the Customer shall ensure that the Custodian shall provide J.P. Morgan with timely, accurate and complete records of securities position and cash and/or currency balances to J.P. Morgan for each Fund. The Customer also shall ensure that the relevant source shall provide J.P. Morgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

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E.	Standard Reporting

J.P. Morgan shall make available, including by internet, to Customer, a standard set of reports as agreed with the Customer, including all reports necessary or appropriate in connection with Trust’s quarterly Board meetings and annual audit.

F.	Services Requiring Separate Arrangements

1.	Non-Standard Services and Reports.

Additional services and special reports are available by arrangement between the Customer and J.P. Morgan under the terms and conditions of this Agreement (other than adjustments in compensation as may be agreed). The non-standard services and special reports will be subject to the Change Control processes set forth in Section 2.6.

2.	Messaging/Communication.

Unless otherwise agreed in accordance with the Change Control process set forth in Section 2.6, all information delivered to J.P. Morgan (including but not limited to trade flows and reconciliation reports) shall be via J.P. Morgan’s standard means of electronic communication.

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APPENDIX A

Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV calculation and the corrected NAV calculation of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV calculation to the nearest cent per share.

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, or otherwise, caused or contributed to an NAV Error.

2. (a)	In the event of an NAV Error J.P. Morgan and the Customer shall comply with the Customer’s Policy Regarding the Correction of Net Asset Value Pricing Errors adopted by the Customer’s Board of Trustees (the “Policy”). The Customer will be responsible for obtaining any reimbursements due in accordance with this Agreement from the responsible person or persons.

(b)	In cases where J.P. Morgan is not the responsible person with regard to a NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(c)	In cases where a NAV Error has occurred, the Customer, pursuant to the Customer’s Policy, will instruct the Transfer Agent to reprocess each Authorized Participant’s Creation and/or Redemption transactions occurring during the NAV Error period by adjusting only the corresponding dollar amounts associated with the transactions, at the expense of the responsible person or persons.

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SCHEDULE 2

Fund Administration Services

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i) on a daily basis with respect to such investment restrictions and other regulatory requirements as are agreed in writing by the Customer and J.P. Morgan.

(ii) on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

will report its findings to the Customer from time to time as agreed between the parties, including at least on quarterly basis in connection with Board meetings (the “Portfolio Compliance Service”).

2.	J.P. Morgan is providing the Portfolio Compliance Service as a reporting service to the Customer to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, J.P. Morgan shall have no liability for any Liabilities (including investment losses) incurred by the Customer or any Fund resulting from the reliance by the Customer (or any other person) on the accuracy or completeness of the Portfolio Compliance Service unless as result of negligence, fraud or willful misconduct of J.P. Morgan or its affiliates or sub-contractors.

For avoidance of doubt, J.P. Morgan’s Portfolio Compliance Services will include the following:

(i)	Prepare quarterly reports listing any known material compliance violations that occurred;

(ii)	Monitor and test each Fund’s compliance with such investment restrictions and other regulatory requirements, as may be agreed to among the Funds’ investment adviser, J.P. Morgan and each Fund as necessary to meet industry regulations (e.g., issuer or industry diversification, etc.);

(iii)	Prepare brokerage commission reports for review by the Funds’ investment adviser;

(iv)	Provide access to compliance records and compliance tracking systems;

(v)	Develop, maintain, and monitor a compliance calendar for the Trust;

(vi)	Assist in monitoring best execution by providing quarterly brokerage commission

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Customer’s officers and will file such documents with the SEC upon receipt of approval from the Customer’s officers.

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1.	Coordinate, prepare and review each Fund’s financial statements (annual and semiannual), in accordance with all applicable rules and regulations, including:

(i)	Schedules of Investments;

(ii)	Statements of Assets and Liabilities;

(iii)	Statements of Operations;

(iv)	Statements of Changes in Net Assets;

(v)	Financial Highlights; including expense ratios and portfolio turnover rates;

(vi)	Notes to Financial Statements;

(vii)	Review of other Financial Data included in annual and semi-annual reports;

(viii)	Fund performance information;

(ix)	Tax disclosure information;

(x)	Supplemental premium/discount charts (e.g. Net Asset Value compared to the midpoint between the bid-ask spread);

(xi)	Trustees and Officers information;

(xii)	Expense Examples;

(xiii)	Portfolio Holdings; and can incorporate Index Composition Data sent by Customer )

2.

Coordinate, , and review (3rd Party Printer would prepare and file) SEC Form N-CSR Filings, including certifications by fund officers, if applicable, subject to review and approval by the Principal Financial Officer of the Trust.

3.	Coordinate, prepare, review, and filing of Form N-SAR.

4.	Prepare, coordinate and review Form N- Q for all Funds.

5.	Prepare, review and coordinate the financial highlights for the prospectus.

6.	Prepare the annual Rule 24f-2 Notice. (to be completed by JPM Reg Services)

7.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): pro forma statements and in-house type-setting and publishing.

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C. Tax Services

J.P. Morgan will provide the following tax services, subject to the review and approval of the Customer, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents: J.P. Morgan shall prepare the following for review and approval by the Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)	Federal (Form 1120-RIC), state income tax return for state of incorporation of Customer (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	Year end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099- DIV;

(iv)	Provide support for all applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)	On an annual basis, calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

(vii)	Quarterly tax exempt asset test and annual foreign security asset test

(viii)	Tax equalization calculations on an annual basis.

(ix)	Prepare and review one tax basis income estimate, including capital gains, during each Fund’s excise year.

2.	Financial Statement Support:

J.P. Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)	Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)	60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

3.	Additional Services.

The following services are available by arrangement between the Customer and J.P.

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Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, additional wash sales processing and analysis (to be performed by GainsKeeper), Passive Foreign Investment Company (“PFIC”) identification services (to be performed by Ernst & Young’s PFIC analyzer product, pursuant to a contractual engagement by Customer with Ernst & Young), mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	Regulatory Services

J.P. Morgan will perform the following services subject to the review and approval of the Customer and its legal counsel.

1.	Prospectus/Statement of Additional Information Updates.

J.P. Morgan will prepare for review by the Customer post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof.

2.	Other Regulatory Filings.

(a)	Fidelity Bond: J.P. Morgan shall obtain a copy of the Customer’s fidelity bond from the Customer’s insurance broker, and prepare and file with the SEC annually.

(b)	Form N-PX: J.P. Morgan shall obtain the Funds’ proxy voting record information from the vendor designated by the Customer, prepare a draft Form N-PX for review by the Customer and act as liaison with the Customer’s financial printer with respect to its filing.

3.	Board Materials.

J.P. Morgan shall prepare for review by the Customer and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions for regular quarterly Board meetings and distribute the materials to all necessary parties. An officer of J.P. Morgan will attend the Board meetings and draft the minutes thereof for review by the Customer and its legal counsel. J.P. Morgan shall maintain the minutes of all meetings in the corporate records of the Funds.

4.	Calendars.

J.P. Morgan shall maintain an annual calendar of Board and Committee meetings and all required SEC filings.

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E.	General Administration Services

1.	Board Materials.

J.P. Morgan will prepare or compile Fund performance and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials. In this regard, J.P. Morgan will:

(a)	Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Trust’s regular quarterly Board meeting materials;

(b)	Prepare quarterly Board meeting time and responsibility chart;

(c)	Prepare all quarterly Board materials, minutes and agendas and assist in preparation of narrative materials such as memoranda on routine items and new regulatory developments, subject to review by Trust counsel;

(d)	Prepare all Board minutes subject to review by Trust counsel;

(e)	Prepare special Board meeting and organizational Board meeting materials;

(f)	Coordinate Board book production and distribution;

(g)	Coordinate the provision of certain 1940 Act Section 15(c) materials and fee comparison reporting, subject to the direction and oversight of the investment adviser for the Trust;

(h)	Maintain calendar and files for all Board and shareholder meeting materials; and

(i)	Coordinate and facilitate distribution of trustee/officer questionnaires including audit committee financial expert questionnaire, subject to review and approval by Trust counsel and respond to trustees/officers questions relating thereto. Coordinate and facilitate distribution of questionnaires and other materials to trustees/officers regarding board self-assessment, as provided by Trust counsel.

(j)	Initiate and coordinate execution of Board approved documents as necessary.

2.	Dividend Distributions.

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals.

J.P. Morgan will prepare Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees). For the avoidance of doubt, J.P. Morgan’s services in this regard will include:

(i)	Prepare Fund budgets and calculate expense ratio projections on a monthly or more frequent basis as needed;

(ii)	Monitor expense accruals including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors’ fees, etc.) for adequacy and make adjustments as needed

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(iii)	Calculate contractual Trust expenses and monitor all Funds’ expense ratios;

(iv)	Implement and determine methodology for allocating expenses within the Trust;

(v)	Calculate and monitor fee waivers, if necessary, under any Expense Limitation Agreement approved by the Board of Trustees; and

(vi)	Prepare, calculate, review and coordinate fee table and fee example information and disclosures for the prospectus.

4.	Expense Payments.

Upon Instruction by the Customer’s officer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses. For avoidance of doubt, J.P. Morgan’s services in this regard will include:

(i)	Review invoices directed to the funds and effect payments as appropriate;

(ii)	Calculate Trust expense allocations when appropriate;

(iii)	Arrange, if directed by the appropriate client Fund officers, for the payment by wire of a Fund’s expenses;

(iv)	Prepare form 1099-MISC for fund expense payments, including Trustees’ fees; and

(v)	Provide expense details to the Funds’ investment adviser for periodic review.

(vi)	Assist in the verification of the appropriateness of all Fund expenses including out-of-pocket costs charged to the Funds,

5.	Reports.

J.P. Morgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

6.	Chief Compliance Officer Support.

J.P. Morgan will provide annual representation letters in connection with Customer’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

7.	SEC Examinations.

J.P. Morgan will provide support and coordinate communications and data collection of records and documents held by J.P. Morgan on the Funds’ behalf, with respect to routine SEC regulatory examinations of the Funds. Prepare draft responses to examinations with respect to information in the possession of J. P. Morgan or which implicate J. P. Morgan services provided to the Funds.

8.	Non-Executive Officers.

J.P. Morgan will furnish appropriate non-executive officers for the Customer, such as assistant treasurers and secretaries.

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SCHEDULE 3

Remuneration

[To be agreed by the parties]

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ANNEX A

Electronic Access

1.	J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems, applications and Data (as defined below) in connection with the Agreement (collectively, the “Products”). J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures

2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex.

3.	The Customer acknowledges that there is security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.

5.	Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting Customer usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Customer’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6.	The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

ETF Fund Servicing Agreement –

December 2010 version

7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.	The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.

ETF Fund Servicing Agreement –

December 2010 version